Exhibit 21.1

List of Subsidiaries of Sirona Dental Systems Inc.

Americas

United States	Bermuda

• Schick Technologies, Inc. (New York)	• Sirona Bermuda Holdings LP

• Sirona Holding, Inc. (Delaware)	• Sirona Bermuda I Ltd.

• Sirona Dental Systems LLC (Delaware)	• Sirona Bermuda II Ltd.

• Sirona Bermuda Hold Co, LLC

• Arges Imaging, Inc. (California)	Brazil

• Sirona Dental Comércio de Produtos e Sistemas Odontológicos Ltda. (São José)

Mexico

• Sirona Dental Mexico S. de R.L. de C.V. (Mexico City)

Europe / Middle East / Africa

Germany	United Kingdom

• Sirona Dental Systems GmbH (Bensheim)	• Sirona Dental Systems Ltd. (London)

• Sirona Dental Services GmbH (Bensheim)

• Sirona Immobilien GmbH (Bensheim)	Denmark

• Sirona Verwaltungs GmbH (Bensheim)	• Sirona Dental a/s (Risskov)

• Sirona Technologie GmbH & Co. KG (Bensheim)

• SiCAT Verwaltungs GmbH (Bonn)	Russia

• SiCAT GmbH & Co. KG (Bonn)	• Sirona Dental Systems O.O.O. (Moscow)

• infiniDent Services GmbH (Darmstadt)

Slovakia

Austria	• FONA Dental s.r.o. (Bratislava)

• Sirona Holding GmbH (Salzburg)

• Sirona Dental GmbH (Salzburg)	Turkey

• Sirona Dental Limited Sirketi (Istanbul)
Italy

• Sirona Dental Systems s.r.l. (Verona)	Switzerland

• FONA s.r.l. (Milan)	• —Cyfex AG (Zurich) (minority shareholding)

France	South Africa

• Sirona Dental Systems SAS (Paris)	• Sirona Dental Systems South Africa (Pty) Ltd. (Johannesburg)

Asia / Pacific

China	Australia

• Sirona Dental Systems (Foshan) Co., Ltd. (Foshan)	• Sirona Dental Systems Pty. Ltd. (Sydney)

• Sirona Dental Systems Trading (Shanghai) Co. Ltd. (Shanghai)

• Sirona Dental Systems (HK) Ltd. (Hong Kong)	South Korea

• Sirona Dental Systems Korea, Ltd. (Seoul)

Japan

• Sirona Dental Systems K.K. (Tokyo)	India

• Sirona Dental Systems Private Ltd. (Mumbai)